As filed with the U.S. Securities and Exchange Commission on May 1, 2023
Registration No. 333-269515

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FG MERGER CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	86-2462502 (I.R.S. Employer Identification No.)
104 S. Walnut Street, Unit 1A
Itasca, Illinois 60143
708-870-7365
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Wesley Schrader
FG Merger Corp.
104 S. Walnut Street, Unit 1A
Itasca, Illinois 60143
303-396-8751
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum Janeane R. Ferrari Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000	Ralph V. De Martino Cavas Pavri Nick Tipsord ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 778-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This amendment No. 3 to the Registration Statement on Form S-4 is being filed solely to include certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
FGMC’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and FGMC’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, FGMC will enter into indemnification agreements with each of its directors and officers. These agreements will require FGMC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to FGMC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. FGMC also intends to enter into indemnification agreements with its future directors.
FGMC has agreed to obtain, or cause to be obtained, as of the effective time, a “tail” insurance policy with a claims period of six years from the effective time with respect to directors’ and officers’ liability insurance covering each person currently covered by iCoreConnect’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time on terms that are no less favorable than those of such policy of iCoreConnect in effect on the date of the Merger Agreement, which insurance will, prior to the closing, be in effect and prepaid for such six-year period; provided that in no event will FGMC or the surviving corporation be required to pay an annual premium amount for insurance described in this section which exceeds 250% of the annual premium paid by iCoreConnect in its last full fiscal year.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   The following exhibits are filed as part of this Registration Statement:
		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1*	Merger Agreement and Plan of Reorganization, dated as of January 5, 2023 by and among FG Merger Corp., FG Merger Sub Inc. and iCoreConnect Inc. (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).	8-K	001-41309	2.1	January 6, 2023
3.1	Amended and Restated Certificate of Incorporation of FG Merger Corp.	8-K	001-41309	3.1	March 3, 2022
3.2	Bylaws of FG Merger Corp.	S-1/A	333-262298	3.3	February 23, 2022
3.3	Form of Second Amended and Restated Certificate of Incorporation (Included as Exhibit D to Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
3.4	Proposed Charter of the Combined Company (Included as Annex C-1 to the proxy statement/prospectus forming a part of this Registration Statement).
4.1	Specimen Unit Certificate.	S-1/A	333-262298	4.1	February 23, 2022
4.2	Specimen Common Stock Certificate.	S-1/A	333-262298	4.2	February 23, 2022
4.3	Specimen Warrant Certificate.	S-1/A	333-262298	4.3	February 23, 2022
4.4	Public Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC.	8-K	001-41309	4.1	March 3, 2022

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
4.5	Private Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC	8-K	001-41309	4.2	March 3, 2022
4.6***	Form of Amendment to Public Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC.
4.7***	Form of Amendment to Private Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC
4.8	Specimen Common Stock Certificate of the Combined Entity.
4.9	Specimen FGMC Preferred Stock Certificate
5.1***	Opinion of Loeb & Loeb LLP as to the validity of the shares of Common Stock of FGMC and Preferred Stock of FGMC.
8.1***	Tax Opinion of ArentFox Schiff LLP
10.1	Letter Agreement, dated February 25, 2022, by and among FG Merger Corp. and its officers, directors, and the Sponsor.	8-K	001-41309	10.1	March 3, 2022
10.2	Investment Management Trust Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC	8-K	001-41309	10.2	March 3, 2022
10.3	Registration Rights Agreement, dated February 25, 2022, by and among FG Merger Corp. and certain security holders	8-K	001-41309	10.3	March 3, 2022
10.4	Indemnity Agreements, each dated as of February 25, 2022, by and between FG Merger Corp. and each of the officers and directors of the Registrant	8-K	001-41309	10.4	March 3, 2022
10.5	Private Placement Units Purchase Agreement, dated February 25, 2022, by and between FG Merger Corp. and the Sponsor	8-K	001-41309	10.6	March 3, 2022
10.6	$15 Exercise Price Warrants Purchase Agreement, dated February 25, 2022, between FG Merger Corp. and FG Merger Investors LLC	8-K	001-41309	10.7	March 3, 2022
10.7	$11.50 Exercise Price Warrants Purchase Agreement, dated February 25, 2022, between FG Merger Corp. and FG Merger Investors LLC	8-K	001-41309	10.8	March 3, 2022
10.8	Sponsor Support Agreement	8-K	001-41309	10.2	January 6, 2023
10.9	Form of Amended and Restated Registration Rights Agreement	8-K	001-41309	10.4	January 6, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.10	Form of Lock-Up Agreement	8-K	001-41309	10.3	January 6, 2023
10.11	Forfeiture Agreement	8-K	001-41309	10.5	January 6, 2023
10.12†	iCoreConnect 2023 Stock Plan ((Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement)
10.13†	Executive Employment Agreement dated as of December 16, 2021 between iCoreConnect, Inc. and Robert McDermott	10-K	000-52765	10.7	March 23, 2023
10.14†	Executive Employment Agreement dated as of December 16, 2021 between iCoreConnect, Inc. and David Fidanza	10-K	000-52765	10.8	March 23, 2023
10.15†	Executive Employment Agreement dated as of December 16, 2021 between iCoreConnect, Inc. and Jeffrey Stellinga	10-K	000-52765	10.9	March 23, 2023
10.16†	Executive Employment Agreement dated as of December 16, 2021 between iCoreConnect, Inc. and Muralidar Chakravarthi	10-K	000-52765	10.10	March 23, 2023
10.17	Lease Agreement for iCoreConnect Inc. and 2 One 2 of Concord, LLC dated July 14, 2020.	10-K	000-52765	10.18	March 23, 2023
10.18	Lease Agreement dated September 22, 2021 between iCoreConnect Inc and Four Two Nine, Inc.	10-K	000-52765	10.20	March 23, 2023
10.19	Lease Agreement for iCoreConnect Inc. and Los Arcos Professional Center LLC dated May 12th, 2021.	10-K	000-52765	10.26	March 23, 2023
10.20	Convertible Secured Promissory Note between iCoreConnect Inc. and FG Financial Group, Inc. dated March 15, 2023	10-K	000-52765	10.40	March 23, 2023
21.1***	List of Subsidiaries.
23.1***	Consent of Plante & Moran, PLLC, independent registered public accounting firm of FG Merger Corp.
23.2***	Consent of Marcum LLP, independent registered public accounting firm of iCoreConnect Inc.
23.3***	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1***	Power of Attorney (contained on signature page to the registration statement).
99.1***	Form of Proxy Card of FG Merger Corp.
99.2***	Form of Proxy Card of iCoreConnect

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
99.3	Consent of Robert McDermott to be named as a director
99.4	Consent of Kevin Patrick McDermott to be named as a director
99.5	Consent of Harry Joseph Travis to be named as a director
99.6	Consent of John Robert Pasqual to be named as a director
99.7	Consent of Joseph Anthony Gitto to be named as a director
99.8	Opinion of Intrinsic, LLC (Included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).
99.9	Consent of Intrinsic, LLC (Included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement)
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107***	Filing Fee Table

*
The annexes, schedules, and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. FGMC hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

**
To be filed by amendment.

***
Previously filed.

†
Indicates a management contract or compensatory plan.

Item 22.   Undertakings
a.
The undersigned registrant hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.
That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of May, 2023.
FG Merger Corp.
By:
/s/ M. Wesley Schrader

Name:
M. Wesley Schrader

Title:
Chief Executive Officer,

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ M. Wesley Schrader M. Wesley Schrader	Chief Executive Officer (Principal Executive Officer) and Director	May 1, 2023
/s/ Mark Penway Mark Penway	Chief Financial Officer (Principal Financial and Accounting Officer	May 1, 2023
/s/ Larry G. Swets, Jr. Larry G. Swets, Jr.	Chairman	May 1, 2023
/s/ Hassan R. Baqar Hassan R. Baqar	Director	May 1, 2023
/s/ Jeff Sutton Jeff Sutton	Director	May 1, 2023
/s/ Ryan Turner Ryan Turner	Director	May 1, 2023